Second Amended and Restated
Unit Corporation
Stock and Incentive Compensation Plan
May 6, 2015

A-i

Article 9.	Performance Shares and Performance Units	11
9.1	Grant of Performance Shares and Performance Units	11
9.2	Value of Performance Shares and Performance Units	11
9.3	Earning of Performance Shares and Performance Units	11
9.4	Form and Timing of Payment of Performance Shares and Performance Units	12
9.5	Termination of Employment or Board Service	12
9.6	Nontransferability of Performance Shares and Performance Units	12
Article 10.	Cash-Based Awards and Stock-Based Awards	12
10.1	Grant of Cash-Based Awards	12
10.2	Value of Cash-Based Awards	12
10.3	Payment in Consideration of Cash-Based Awards	12
10.4	Form and Timing of Payment of Cash-Based Awards	12
10.5	Stock-Based Awards	12
10.6	Termination of Employment or Board Service	13
10.7	Nontransferability of Cash-Based Awards and Stock-Based Awards	13
Article 11.	Performance Measures	13
Article 12.	Beneficiary Designation	15
Article 13.	Rights of Participants	15
13.1	Employment	15
13.2	Participation	15
13.3	Rights as a Shareholder	15
Article 14.	Change of Control	16
14.1	Accelerated Vesting and Payment	16
14.2	Alternative Awards	16
Article 15.	Amendment, Modification, Suspension, and Termination	17
15.1	Amendment, Modification, Suspension, and Termination	17
15.2	Adjustment of Awards on the Occurrence of Certain Unusual or Nonrecurring Events	17
15.3	Awards Previously Granted	17
Article 16.	Withholding	17
Article 17.	Successors	18
Article 18.	General Provisions	18
18.1	Forfeiture Events	18
18.2	Clawback Provision	18
18.3	Legend	18
18.4	Delivery Of Title	18
18.5	Investment Representations	18
18.6	Employees or Non-employee Directors Based Outside of The United States	19
18.7	Uncertificated Shares	19
18.8	Unfunded Plan	19
18.9	No Fractional Shares	19
18.10	Other Compensation and Benefit Plans	19
18.11	No Constraint on Corporate Action	19
Article 19.	Legal Construction	20
19.1	Gender And Number	20
19.2	Severability	20
19.3	Requirements of Law	20
19.4	Governing Law	20
Article 20.	Vesting Restrictions	20
Article 21.	Section 409A	20

A-ii

Unit Corporation
Stock and Incentive Compensation Plan

Effective: May 6, 2015

Article 1.
Establishment, Purpose, and Duration
1.1    Effective with shareholder approval received May 3, 2006, Unit Corporation, a Delaware corporation (hereinafter referred to as the "Company"), established an incentive compensation plan known as the Stock and Incentive Compensation Plan (hereinafter referred to as the "Plan"), as set forth in this document.
The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Stock-Based Awards.
This second amended and restated version of the Plan shall become effective, if approved by the Company’s shareholders, on May 6, 2015 (the "Effective Date") and shall remain in effect as provided in Section 1.3 of this document.
1.2    The purpose of this Plan is to promote the success and enhance the value of the Company and Affiliates by linking the personal interests of the Participants to those of the Company's shareholders, and by providing Participants with an incentive for outstanding performance.
This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants on whose judgment, interest, and special effort the successful conduct of its operation largely is dependent.
1.3    Duration of this Plan. This Plan shall commence as of the Effective Date and shall remain in effect, subject to the right of the Committee or the Board to amend or terminate this Plan at any time under Article 15, until all Shares subject to this Plan have been purchased or acquired according to this Plan's provisions.
1.4    Successor Plan. This Plan shall serve as the successor to the Unit Corporation Amended and Restated Stock Option Plan, the Employee Bonus Plan, and the Non-employee Directors 2000 Stock Option Plan (the "Predecessor Plans"), and no further grants shall be made under the Predecessor Plans from and after the Effective Date of this Plan.
Article 2.
Definitions
Whenever used in this Plan, the following terms shall have the meaning set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
"Affiliate" shall have the meaning given to that term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act, with reference to the Company, and shall also include any corporation, partnership, joint venture, limited liability company, or other entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined Voting Power of such corporation or of the capital interest or profits interest of such partnership or other entity.
"Award" means, individually or collectively, a grant under this Plan of NQSOs, ISOs, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Stock-Based Awards, in each case subject to the terms of this Plan.
"Award Agreement" means either (i) a written agreement entered into by the Company or an Affiliate and a Participant setting forth the terms and provisions applicable to Awards granted under this Plan; or (ii) a written statement issued by the Company or an Affiliate to a Participant describing the terms and provisions of such Award.
"Beneficial Owner" or "Beneficial Ownership" shall have the meaning given to that term in rule 13d-3 of the General Rules and Regulations under the Exchange Act.

"Board" or "Board of Directors" means the Board of Directors of the Company.
"Cash-Based Award" means an Award granted under Article 10, the value of which is denominated in cash as determined by the Committee and which is not any other form of Award described in this Plan.
"Cause" means (i) the willful failure by the Participant to perform substantially the Participant's duties as an Employee or Non-employee Director (other than due to physical or mental illness) after reasonable notice to the Participant of such failure, (ii) the Participant's engaging in serious misconduct that is injurious to the Company or any Affiliate in any way, including, but not limited to, by way of damage to their respective reputations or standings in their respective industries, (iii) the Participant's having been convicted of, or having entered a plea of nolo contendere to, a crime that constitutes a felony or (iv) the breach by the Participant of any written covenant or agreement with the Company or any Affiliate not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Affiliate or not to compete or interfere with the Company or any Affiliate.
"Change of Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:
(a)     any individual, entity, or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company); (B) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (D) any acquisition by any corporation pursuant to a transaction with complies with clauses (i), (ii) and (iii) of subsection (iii) of this definition; and (E) if the Board of Directors of the Company determines in good faith that a Person became the beneficial owner of 20% or more of the Outstanding Company Common Stock inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Outstanding Company Common Stock that would cause a Change of Control or (B) such Person was aware of the extent of its beneficial ownership of Outstanding Company Common Stock but had no actual knowledge of the consequences of such beneficial ownership under this Plan) and without any intention of changing or influencing control of the Company, then the beneficial ownership of Outstanding Company Common Stock by that Person shall not be deemed to be or to have become a Change of Control for any purposes of this Plan unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company), of beneficial ownership of a sufficient number of Outstanding Company Common Stock so that such Person's beneficial ownership of Outstanding Company Common Stock would no longer otherwise qualify as a Change of Control;
(b)    individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a Director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the Directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a Director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;
(c)    consummation of a reorganization, merger, statutory share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction Pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities

immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 70% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than: the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Company Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of Directors and (iii) individuals who were members of the Incumbent Board will constitute a majority of the members of the Board of Directors of the corporation resulting from such Corporate Transaction; or
(d)    approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.
"Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
"Committee" means the Compensation Committee of the Board of Directors, or any other duly authorized committee of the Board appointed by the Board to administer this Plan.
"Company" means Unit Corporation, a Delaware corporation, and any successor thereto as provided in Article 18.
"Constructively Terminated" means, unless otherwise specified by the Committee in the Award Agreement, a voluntary termination of employment by an Employee within ten (10) business days after any of the following actions by the Company, Affiliate, or person acting on behalf of either:
(i)    Requiring the Employee to be based as his/her regular or customary place of employment or Agency at any office or location more than fifty (50) miles from the location at which the Employee performed his/her duties immediately before the Change of Control, or in a state other than the one in which the Employee performed his/her duties immediately before the Change of Control, in each case except for travel reasonably required in the performance of the individual's responsibilities;
(ii)    In the case of an Employee, reducing the Employee's base salary below the rate in effect at the time of a Change of Control; or
(iii)    In the case of an Employee, failing to pay the Employee's base salary, other wages, or employment-related benefits as required by law.
"Disability" means a termination of a Non-employee Director’s service as a member of the Board as a result of physical or mental impairment of sufficient severity such that, in the opinion of a physician selected by the Company, he or she is unable to continue to serve on the Board.
"Employee" means any employee of the Company or an Affiliate. Directors who are not otherwise employed by the Company or an Affiliate shall not be considered Employees under this Plan. For greater clarity, and without limiting the generality of the foregoing, individuals described in the first sentence of this definition who are foreign nationals or are employed outside of the United States, or both, are Employees and may be granted Awards on the terms and conditions set forth in this Plan, or on such other terms and conditions as may, in the judgment of the Committee, be necessary or desirable to further the purposes of this Plan.
"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
"Fair Market Value" or "FMV" means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share on the New York Stock Exchange ("NYSE") or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award. If, however, the accounting standards used to account for equity awards granted to Participants are substantially modified subsequent to the Effective Date of this Plan, the Committee shall have the ability to determine an Award's FMV based on the relevant facts and circumstances. If Shares are not traded on an established stock exchange, FMV shall be determined by the Committee based on objective criteria.
"Fiscal Year" means the year commencing on January 1 and ending December 31 or other time period as approved by the Board.
"Freestanding SAR" means an SAR that is not a Tandem SAR, as described in Article 7.
"Grant Price" means the price against which the amount payable is determined on exercise of an SAR.
"Incentive Stock Option" or "ISO" means an Option to purchase Shares granted under Article 6 and that is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code, or any successor provision.
"Insider" shall mean an Employee who is, on the relevant date, subject to the reporting requirements of Section 16 of the Exchange Act, as determined by the Board.
“Non-employee Director” means a director whose only relationship to the Company is based on his or her service on the Board, and who is not an Employee.
"Nonqualified Stock Option" or "NQSO" means an Option to purchase Shares, granted under Article 6, which is not intended to be an Incentive Stock Option or that otherwise does not meet such requirements.
"Option" means the conditional right to purchase Shares at a stated Option Price for a specified period of time in the form of an Incentive Stock Option or a Nonqualified Stock Option subject to the terms of this Plan.
"Option Price" means the price at which a Share may be purchased by a Participant under an Option, as determined by the Committee.
"Participant" means an Employee or Non-employee Director who has been selected to receive an Award, or who has an outstanding Award granted under this Plan.
"Performance-Based Compensation" means compensation under an Award that is granted in order to provide remuneration solely on account of the attainment of one or more Performance Goals under circumstances that satisfy the requirements of Section 162(m) of the Code.
"Performance Goal" means a performance criterion selected by the Committee for a given Award for purposes of Article 11 based on one or more of the Performance Measures.
"Performance Measures" means measures as described in Article 11, the attainment of one or more of which shall, as determined by the Committee, determine the vesting, payability, or value of an Award to an Insider that are designated to qualify as Performance-Based Compensation.
"Performance Period" means the period of time during which the assigned performance criteria must be met in order to determine the degree of payout and/or vesting with respect to an Award.
"Performance Share" means an Award granted under Article 9 and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.
"Performance Unit" means an Award granted under Article 9 and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

"Period Of Restriction" means the period when an Award of Restricted Stock or Restricted Stock Unit is subject to forfeiture based on the passage of time, the achievement of performance criteria, and/or on the occurrence of other events as determined by the Committee, in its discretion.
"Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof; provided, however, that "Person" shall not include (i) the Company or any Affiliate or (ii) any employee benefit plan (including an employee stock ownership plan) sponsored by the Company or any Affiliate.
"Restricted Stock" means an Award of Shares subject to a Period of Restriction, granted under Article 8 and subject to the terms of this Plan.
"Restricted Stock Unit" means an Award denominated in units subject to a Period of Restriction, granted under Article 8 herein and subject to the terms of this Plan.
"Retirement" means the termination of a Non-employee Director’s service as a member of the Board at the end of any full term to which he or she was elected or appointed.
"Shares" means the shares of common stock of the Company, $0.20 par value per Share.
"Stock Appreciation Right" or "SAR" means the conditional right to receive the difference between the FMV of a Share on the date of exercise over the Grant Price, under the terms of Article 7 and subject to the terms of this Plan.
"Stock-Based Award" means an equity-based or equity-related Award granted under Article 10 and subject to the terms of this Plan, and not otherwise described by the terms of this Plan.
"Tandem SAR" means an SAR that the Committee specifies is granted in connection with a related Option under Article 7 and subject to the terms of this Plan, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be cancelled). Regardless of whether an Option is granted coincident with an SAR, an SAR is not a Tandem SAR unless so specified by the Committee at time of grant.
"Voting Power" shall mean that number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.
"Voting Securities" shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.
Article 3.
Administration
3.1    General. The Committee shall be responsible for administering this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely on the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive, and binding on the Participants, the Company, and all other interested parties.
3.2    Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement ancillary to or in connection with this Plan, to determine eligibility for Awards, and to adopt such rules, regulations, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions and, subject to Article 15, adopting modifications and amendments, or subplans to this Plan (as described in Section 18.5) or any Award Agreement, including, without limitation, any that are necessary or appropriate to comply with the laws or compensation practices of the countries and other jurisdictions in which the Company and Affiliates operate, provided that in no event shall the Committee be permitted to accelerate the vesting of outstanding awards except in the case of a Participant’s death, Disability, Retirement, or Change of Control.

3.3    Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or its Affiliates, any of its duties or powers as it may deem advisable; provided, however, that the Committee may not delegate any of its non-administrative powers with respect to Awards intended to be Performance-Based Compensation; and provided further, that the member(s) or officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted under the authority delegated under this Section 3.3. Subject to the terms of the previous sentence, the Committee may delegate to any individual(s) such administrative duties or powers as it may deem advisable
Article 4.
Shares Subject to this Plan and Maximum Awards
4.1    Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.2, the number of Shares hereby reserved for issuance to Participants under this Plan shall be Four Million Five Hundred Thousand (4,500,000) (such total number of Shares, including such adjustment and remaining Shares, the "Total Share Authorization"). The maximum aggregate number of Shares that may be granted in the form of Nonqualified Stock Options shall be equal to the Total Authorization. The maximum aggregate number of Shares that may be granted in the form of Incentive Stock Options shall be Two Million (2,000,000).
For greater clarity, any Awards that are not settled in Shares shall not reduce any of these reserves. Any Shares related to Awards which: (i) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, (ii) are settled in cash either in lieu of Shares or otherwise, (iii) are exchanged with the Committee's permission for Awards not involving Shares, or (iv) are used for the tax withholding requirements with respect to any Award other than Options or SARs granted under this Plan by tendering Shares to the Company (by either actual delivery or by attestation), shall, in each case, be available again for grant under this Plan. Notwithstanding the foregoing, for the avoidance of doubt, however, none of the following types of Shares shall be available for use in connection with future Awards under the Plan (i) shares not issued or delivered as a result of the net settlement of an Option or SAR; (ii) Shares used to pay the Option Price or base price of an Option or SAR or the withholding taxes related to the exercise or settlement of any Option or SAR; or (iii) Shares repurchased on the open market with the proceeds of the Option Price of an Option. The maximum number of Shares available for issuance under this Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as additional Restricted Stock, Restricted Stock Units, Performance Shares, or Stock-Based Awards. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.
Unless and until the Committee determines that an Award to an Insider shall not be designed to qualify as Performance-Based Compensation, the following limits ("Award Limits") shall apply to grants of Awards to Insiders under this Plan:
(a)    OPTIONS AND SARS: The maximum aggregate number of Shares that may be granted in the form of Options or Stock Appreciation Rights, under any Award granted in any one Fiscal Year to any one Insider, shall be 330,000.
(b)    RESTRICTED STOCK/RESTRICTED STOCK UNITS: The maximum aggregate grant with respect to Awards of Restricted Stock/Restricted Stock Units designed to qualify as Performance-Based Compensation granted in any one Fiscal Year to any one Insider shall be 165,000.
(c)    PERFORMANCE SHARES/PERFORMANCE UNITS: The maximum aggregate Award of Performance Shares or Performance Units designed to qualify as Performance-Based Compensation that an Insider may be granted in any one Fiscal Year shall be 165,000 Shares, or equal to the value of 165,000 Shares determined as of the date of vesting or payout, as applicable.
(d)    CASH-BASED AWARDS: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards designed to qualify as Performance-Based Compensation to any one Insider in any one Fiscal Year may not exceed $2,300,000 determined as of the date of vesting or payout, as applicable.
(e)    STOCK AWARDS: The maximum aggregate grant with respect to Awards of Stock-Based Awards designed to qualify as Performance-Based Compensation in any one Fiscal Year to any one Insider shall be 165,000.

(f)    NON-EMPLOYEE DIRECTOR AWARDS: Notwithstanding the provisions above, the maximum aggregate grant in any one Fiscal Year to any Non-Employee Director for Awards under this Plan, whether performance-based or not performance-based, shall be: 80,000 Options or SARs; 50,000 Shares of Restricted Stock or Restricted Stock Units; 50,000 Performance Shares or Performance Units; $500,000 in Cash-Based Awards; or 50,000 Stock Awards.
4.2    Adjustments in Authorized Shares. In the event of any merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a subsidiary or affiliate or similar event affecting the Company or any of its subsidiaries (each a “Corporate Transaction”), the Committee, in its sole discretion, may make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the number and kind of Shares or other securities subject to outstanding Awards; (C) the Option Price or Grant Price of outstanding Awards; and (D) the various maximum limitations set forth in Section 4.1 upon certain types of Awards and upon the grants to individuals of certain types of Awards. In the event of any reorganization, recapitalization, separation, stock dividend, extraordinary dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of securities, exchange of securities, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the number and kind of Shares or other securities subject to outstanding Awards; (C) the Option Price or Grant Price of outstanding Awards; and (D) the various maximum limitations set forth in Section 4.1 upon certain types of Awards and upon the grants to individuals of certain types of Awards.
In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Shares receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share under such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected subsidiary, affiliate, or division or by the entity that controls such subsidiary, affiliate, or division following such disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).
The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect, or related to, such changes or distributions and may modify any other terms of outstanding Awards, including modifications of performance criteria and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
Subject to the provisions of Article 14 and any applicable law or regulatory requirement, without affecting the number of Shares reserved or available under this Plan, the Committee may authorize the issuance, assumption, substitution, or conversion of Awards under this Plan in connection with any such corporate event or transaction on such terms and conditions as it may deem appropriate. Additionally, the Committee may amend this Plan, or adopt supplements to this Plan, in such manner as it deems appropriate to provide for such issuance, assumption, substitution, or conversion as provided in the previous sentence.
Article 5.
Eligibility and Participation
5.1    Eligibility. Individuals eligible to participate in this Plan include all Employees and Non-employee Directors.

5.2    Actual Participation. Subject to the provisions of this Plan, the Committee may from time to time, select from all eligible Employees and Non-employee Directors, those to whom Awards shall be granted and shall determine in its discretion, the nature, terms, and amount of each Award.
Article 6.
Stock Options
6.1    Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and on such terms, and at any time and from time to time as shall be determined by the Committee in its discretion. Despite the foregoing, no ISOs may be granted to any Non-employee Director and no ISO may be granted more than ten (10) years after the Effective Date.
6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions on which an Option shall become vested and exercisable, and any such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.
6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee and shall be specified in the Award Agreement but in no event shall the Option Price be less than the FMV of the Shares on the date of grant.
6.4    Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.
6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and on the occurrence of such events, and be subject to such restrictions and conditions, as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.
6.6    Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.
The Option Price on exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate FMV at the time of exercise equal to the total Option Price; (c) by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion subject to such rules and regulations as the Committee may establish.
Subject to Section 6.7 and any governing rules or regulations, as soon as practicable after receipt of a notification of exercise and full payment, the Committee shall cause to be delivered to the Participant Share certificates or evidence of book entry Shares in an appropriate amount based on the number of Shares purchased under the Option(s). Unless otherwise determined or accepted by the Committee, all payments in cash shall be paid in United States dollars.
6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired under the exercise of an Option granted under this Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired under exercise for a specified period of time, or restrictions under applicable laws or under the requirements of any stock exchange or market on which such Shares are listed and/or traded.
6.8    Termination of Employment or Board Service. Each Participant's Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment or service as a Non-Employee Director with the Company or an Affiliate. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued under this Article 6, and may reflect distinctions based on the reasons for termination.

6.9    Nontransferability of Options.
(a)    INCENTIVE STOCK OPTIONS. No ISO granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.
(b)    NONQUALIFIED STOCK OPTIONS. Except as otherwise provided in a Participant's Award Agreement at the time of grant, or thereafter by the Committee, NQSO granted under this Article 6 may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement at the time of grant or thereafter by the Committee, all NQSOs granted to a Participant under this Article 6 shall be exercisable during the Participant's lifetime only by such Participant.
6.10    Notification of Disqualifying Disposition. The Participant will notify the Company on the disposition of Shares issued under the exercise of an ISO. The Company will use such information to determine whether a disqualifying disposition as described in Section 421(b) of the Code has occurred.
Article 7.
Stock Appreciation Rights
7.1    Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time and on such terms as shall be determined by the Committee in its discretion. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.
The SAR Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement but in no event shall the Grant Price be less than FMV of the Shares on the date of grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.
7.2    SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and any such other provisions as the Committee shall determine.
7.3    Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.
7.4    Exercise of Freestanding SARs. Freestanding SARs may be exercised on whatever terms and conditions the Committee, in its sole discretion, imposes.
7.5    Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option on the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.
Despite any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the FMV of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the FMV of the Shares subject to the ISO exceeds the Option Price of the ISO.
7.6    Payment of SAR Amount. On the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(a)    The difference between the FMV of a Share on the date of exercise over the Grant Price; by
(b)    The number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment on SAR exercise may be in cash, Shares of equivalent value (based on the FMV on the date of exercise of the SAR, as defined in the Award Agreement or otherwise defined by the Committee thereafter), in some combination thereof, or in any other form approved by the Committee at its sole discretion. The Committee's determination regarding the form of SAR payout shall be set forth or reserved for later determination in the Award Agreement pertaining to the grant of the SAR.
7.7    Termination of Employment or Board Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment or service as a Non-employee Director with the Company or an Affiliate. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued under this Plan, and may reflect distinctions based on the reasons for termination.
7.8    Nontransferability of SARs. Except as otherwise provided in a Participant's Award Agreement at the time of grant or thereafter by the Committee, an SAR granted under this Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement at the time of grant or thereafter by the Committee, all SARs granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant.
7.9    Other Restrictions. Without limiting the generality of any other provision of this Plan, the Committee may impose such other conditions and/or restrictions on any Shares received on exercise of an SAR granted under this Plan as it may deem advisable. This includes, but is not limited to, requiring the Participant to hold the Shares received on exercise of an SAR for a specified period of time.
Article 8.
Restricted Stock and Restricted Stock Units
8.1    Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts and on such terms as the Committee shall determine.
8.2    Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and any such other provisions as the Committee shall determine.
8.3    Nontransferability of Restricted Stock and Restricted Stock Units. Except as otherwise provided in this Plan or the Award Agreement, the Shares of Restricted Stock and/or Restricted Stock Units granted may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or on earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement at the time of grant or thereafter by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under this Plan shall be available during his or her lifetime only to such Participant, except as otherwise provided in the Award Agreement at the time of grant or thereafter by the Committee.
8.4    Other Restrictions. The Committee shall impose, in the Award Agreement at the time of grant or anytime thereafter, such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted under this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based on the achievement of specific performance criteria, time-based restrictions on vesting following the attainment of the performance criteria, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market on which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company on vesting of such Restricted Stock or Restricted Stock Units.
To the extent deemed appropriate by the Committee and subject to Section 18.6, the Company may retain the certificates representing Shares of Restricted Stock, or Shares and delivered in consideration of Restricted Stock Units, in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse, and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.
8.5    Certificate Legend. In addition to any legends placed on certificates under Section 8.4, each certificate representing Shares of Restricted Stock granted under this Plan may bear a legend such as the following:
The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Unit Corporation Second Amended and Restated Stock and Incentive Compensation Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Unit Corporation.
8.6    Voting Rights. To the extent provided by the Committee in the Award Agreement, Participants holding Shares of Restricted Stock may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.
8.7    Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock or Restricted Stock Units may, if the Committee so determines and provides in the Participant’s Award Agreement, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock, or Restricted Stock Units.
8.8    Termination of Employment or Board Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant's employment or service as a Non-employee Director with the Company or an Affiliate. These provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued under this Plan, and may reflect distinctions based on the reasons for termination.
8.9    Payment In Consideration of Restricted Stock Units. When and if Restricted Stock Units become payable, a Participant having received the grant of such units shall be entitled to receive payment from the Company in cash, Shares of equivalent value (based on the FMV, as defined in the Award Agreement at the time of grant or thereafter by the Committee), in some combination thereof, or in any other form determined by the Committee at its sole discretion. The Committee's determination regarding the form of payout shall be set forth or reserved for later determination in the Award Agreement pertaining to the grant of the Restricted Stock Unit.
Article 9.
Performance Shares and Performance Units
9.1    Grant of Performance Shares and Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares and/or Performance Units to Participants in such amounts and on such terms as the Committee shall determine.
9.2    Value of Performance Shares and Performance Units. Each Performance Share shall have an initial value equal to the FMV of a Share on the date of grant. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant which shall in no event be less than the FMV of a Share. The Committee shall set performance criteria for a Performance Period in its discretion which, depending on the extent to which they are met, will determine, in the manner determined by the Committee and documented in the Award Agreement the value and/or number of each Performance Share or Performance Unit that will be paid to the Participant.
9.3    Earning of Performance Shares and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares/Performance Units shall be entitled to receive payout on the value and number of Performance Shares/Performance Units determined as a function of the extent to which the corresponding performance criteria have been achieved. Despite the foregoing, the Company has the ability to require the Participant to hold the Shares received under such Award for a specified period of time.
9.4    Form and Timing of Payment of Performance Shares and Performance Units. Payment of earned Performance Shares/Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares/Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Shares/Performance Units at the close of the applicable Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award or reserved for later determination.
9.5    Termination of Employment or Board Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Shares/Performance Units following termination of the Participant's employment or service as a Non-employee Director with the Company or an Affiliate. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Shares/Performance Units issued under this Plan, and may reflect distinctions based on the reasons for termination.
9.6    Nontransferability of Performance Shares and Performance Units. Except as otherwise provided in a Participant's Award Agreement at the time of grant or thereafter by the Committee, Performance Shares/Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
Article 10.
Cash-Based Awards and Stock-Based Awards
10.1    Grant of Cash-Based Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time and time, may grant Cash-Based Awards to Participants in such amounts and on such terms as the Committee may determine.
10.2    Value of Cash-Based Awards. Each Cash-Based Award shall have a value as may be determined by the Committee. For each Cash-Based Award, the Committee may establish performance criteria in its discretion. If the Committee exercises its discretion to establish such performance criteria, the number and/or value of Cash-Based Awards that will be paid out to the Participant will be determined, in the manner determined by the Committee, the extent to which the performance criteria are met.
10.3    Payment in Consideration of Cash-Based Awards. Subject to the terms of this Plan, the holder of a Cash-Based Award shall be entitled to receive payout on the value of Cash-Based Award determined as a function of the extent to which the corresponding performance criteria, if any, have been achieved.
10.4    Form and Timing of Payment of Cash-Based Awards. Payment of earned Cash-Based Awards shall be as determined by the Committee and evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) that have an aggregate FMV equal to the value of the earned Cash-Based Awards (the applicable date regarding which aggregate FMV shall be determined by the Committee). Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
10.5    Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions including, but not limited to being subject to performance criteria, or in satisfaction of such obligations, as the Committee shall determine. Such Awards may entail the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
10.6    Termination of Employment or Board Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive Cash-Based Awards and Stock-Based Awards following termination of the Participant's employment or service as a Non-employee Director with the Company or an Affiliate. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all Awards of Cash-Based Awards and Stock-Based Awards issued under this Plan, and may reflect distinctions based on the reasons for termination.
10.7    Nontransferability of Cash-Based Awards and Stock-Based Awards. Except as otherwise provided in a Participant's Award Agreement at the time of grant or thereafter by the Committee, Cash-Based Awards and Stock-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
Article 11.
Performance Measures
Despite any other terms of this Plan, the vesting, payment, or value (as determined by the Committee) of each Award other than an Option or SAR that, at the time of grant, the Committee intends to be Performance-Based Compensation to an Insider shall be determined by the attainment of one or more Performance Goals as determined by the Committee in conformity with Section 162(m) of the Code. The Committee shall specify in writing, by resolution or otherwise, the Participants eligible to receive such an Award (which may be expressed in terms of a class of individuals) and the Performance Goal(s) applicable to such Awards within ninety (90) days after the commencement of the period to which the Performance Goal(s) relate(s) or such earlier time as required to comply with Section 162(m) of the Code. No such Award shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the Performance Goal(s) applicable to the Award were satisfied. In no case may the Committee increase the value of an Award of Performance-Based Compensation above the maximum value determined under the performance formula by the attainment of the applicable Performance Goal(s), but the Committee may retain the discretion to reduce the value below such maximum.
Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 11, the Performance Goal(s) on which the payment or vesting of an Award to an Insider that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net operating profit;

(d)	Operating earnings or Operating income;

(e)	Operating earnings per share;

(f)	Return measures (including, but not limited to, return on assets, capital, equity, or sales);

(g)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow per share and cash flow return on capital);

(h)	Earnings before or after taxes, interest, depreciation, and/or amortization and including/excluding capital gains and losses;

(i)	Margins, including but not limited to gross or operating margins;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Operating efficiency (as defined by the Committee at the time of selection);

(l)	Customer services measures or indices, including customer satisfaction;

(m)	Employee satisfaction;

(n)	Working capital targets;

(o)	Revenue, including revenue growth;

(p)	Net asset value or net asset value per share or growth of assets;

(q)	Safety;

(r)	Reserve value or reserve value per share;

(s)	Production volumes;

(t)	Reserve addition or replacement;

(u)	Performance value added (as defined by the Committee at the time of selection);

(v)	Finding and development costs;

(w)	Overall or selected premium or sales growth;

(x)	Expense efficiency ratios (ratio of expenses to premium income);

(y)	Market share;

(z)	Economic value added;

(aa)	Shareholder value added;

(bb)	Embedded value added;

(cc)	Expense ratio;

(dd)	Earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization;

(ee)	Total stockholder return;

(ff)	Cost control;

(gg)	Gross profit;

(hh)	Unit volume;

(ii)	Capital efficiency ratios;

(jj)	Production mix;

(kk)	Contract mix;

(ll)	Drilling dayrates;

(mm)	Number of rigs in operation;

(nn)	Rig utilization;

(oo)	Number of long-term contracts;

(pp)	Long-term contract percentage;

(qq)	Hedging percentages;

(rr)	Leverage ratios;

(ss)	Coverage ratios;

(tt)	Acreage leased;

(uu)	Addition of new plays; and

(vv)	Addition of new geographic areas.
Any Performance Measure (s) may be used to measure the performance of the Company as a whole or any business unit of the Company or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate. In the Award Agreement, the Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goal(s).
The Committee may provide in any Award Agreement that any evaluation of attainment of a Performance Goal may include or exclude any of the following events that occurs during the relevant period: (a) non-cash charges related to impairment or asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year; (f) acquisitions or divestitures; (g) foreign exchange gains and losses; and (h) unrealized gains or losses with respect to hedging obligations. To the extent such inclusions or exclusions affect Awards to Insiders, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility for federal income tax purposes.
In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards to Insiders that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m).
Article 12.
Beneficiary Designation
A Participant's "beneficiary" is the person or persons entitled to receive payments or other benefits or exercise rights that are available under this Plan in the event of the Participant's death. A Participant may designate a beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under this Plan at the Participant's death the beneficiary shall be the Participant's estate.
Despite the above, the Committee may in its discretion, after notifying the affected Participants, modify the foregoing requirements, institute additional requirements for beneficiary designations, or suspend the existing beneficiary designations of living Participants or the process of determining beneficiaries under this Article 12, or both, in favor of another method of determining beneficiaries.
Article 13.
Rights of Participants
13.1    Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant's employment or other service relationship at any time, nor confer on any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or an Affiliate.
Neither an Award nor any benefits arising under this Plan shall constitute part of an employment contract with the Company or an Affiliate and, accordingly, subject to the terms of this Plan, this Plan may be terminated or modified at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or an Affiliate for severance payments or otherwise except as provided in this Plan.
For purposes of this Plan, unless otherwise provided by the Committee, transfer of employment of a Participant between the Company and an Affiliate or among Affiliates, shall not be deemed a termination of employment. The Committee may stipulate in a Participant's Award Agreement or otherwise the conditions under which a transfer of employment or services to an entity that is spun-off from the Company or an Affiliate, if any, shall not be deemed a termination of employment or services for purposes of an Award.
13.2    Participation. No Employee or Non-employee Director shall have the right to be selected to receive an Award. No Employee or Non-employee Director, having been selected to receive an Award, shall have the right to be selected to receive a future Award or (if selected to receive such a future Award) the right to receive such a future Award on terms and conditions identical or in proportion in any way to any prior Award.
13.3    Rights as a Shareholder. Except to the extent otherwise provided in an Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 14.
Change of Control
14.1    Accelerated Vesting and Payment. Notwithstanding any other provision of this Plan to the contrary, subject to the provisions of Section 14.2 or as otherwise provided in the Award Agreement, in the event of a Change of Control, unless otherwise specifically prohibited under law or by the rules and regulations of a national security exchange:
(a)    Any and all Options and SARs granted under this Plan shall become immediately exercisable; additionally, if a Participant's employment or service as a Non-employee Director is involuntarily terminated by the Company for any reason except Cause within twelve (12) months following such Change of Control, the Participant shall have until the earlier of (i) twelve (12) months following such termination date or (ii) the term of the Option or SAR, to exercise such Options or SARs;
(b)    Any Period of Restriction and other restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse, and Restricted Stock Units shall be immediately payable;
(c)    The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, performance-based Restricted Stock Units, Performance Units, and Performance Shares (including but not limited to Awards intended to be Performance-Based Compensation) shall be deemed to have been fully earned based on targeted performance being attained as of the effective date of the Change of Control and performance-based Restricted Stock Units and Performance Units shall be immediately payable:
(i)    The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change of Control, and shall be paid out to Participants within thirty (30) days following the effective date of the Change of Control; and
(ii)    Awards denominated in cash shall be paid to Participants in cash within thirty (30) days following the effective date of the Change of Control;
(d)    On a Change of Control, unless otherwise specifically provided in a written agreement entered into between the Participant and the Company or an Affiliate, the Committee shall immediately vest and pay out all Cash-Based Awards and Other Stock-Based Awards as determined by the Committee; and
(e)    Notwithstanding anything in this Section 14.1 to the contrary, if any Award constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, such Award shall be immediately payable only if such Change of Control also constitutes a “change in control event” within the meaning of Section 409A of the Code, and shall otherwise be payable on the earliest possible date otherwise permissible under the terms of such Award.
14.2    Alternative Awards. Despite Section 14.1, no cancellation, acceleration of vesting, lapsing of restrictions, payment of Award, cash settlement or other payment shall occur with respect to any Award if the Committee reasonably determines, before the occurrence of a Change of Control, in good faith and, to the extent applicable, in accordance with Section 409A of the Code, that such Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Award hereinafter called an "Alternative Award") by any successor as described in Article 17; provided that any such Alternative Award must:
(a)    Be based on stock which is traded on an established U.S. securities market, or that the Committee reasonably believes will be so traded within sixty (60) days after the Change of Control;
(b)    Provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;
(c)    Have substantially equivalent economic value to such Award (determined at the time of the Change of Control); and
(d)    Have terms and conditions which provide that in the event that the Participant's employment or service as a Non-employee Director is involuntarily terminated or Constructively Terminated, any conditions on a Participant's rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be.
Notwithstanding the foregoing, upon a termination of employment or service of a Participant occurring upon or during the two years immediately following the date of a Change of Control by reason of the Participant’s death, Disability, Constructive Termination, Retirement or termination by the Company without Cause, (i) all Alternative Awards held by such Participant shall vest in full, be free of restrictions, and be deemed to be earned in an amount equal to the full target value of such Alternative Award, and (ii) unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of the Plan to the contrary, any Option or SAR held by the Participant as of the date of the Change of Control that remains outstanding as of the date of such termination of employment or service may thereafter be exercised, until (A) in the case of ISOs, the last date on which such ISOs would be exercisable in the absence of this provision, and (B) in the case of any other Option or in the case of a SAR, the later of (x) the last date on which such Option or SAR would be exercisable in the absence of this provision and (y) the earlier of (1) the first anniversary of such termination of employment or service and (2) expiration of the term of such Option or SAR.
Article 15.
Amendment, Modification, Suspension, and Termination
15.1    Amendment, Modification, Suspension, and Termination. The Committee or Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan in whole or in part; provided however, that:
(a)    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs without stockholder approval.
(b)    To the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by the shareholders of the Company to the extent required applicable law, regulation, or exchange requirement.
15.2    Adjustment of Awards on the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. To the extent such adjustment affects Awards to Insiders intended to be Performance-Based Compensation, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility for federal income tax purposes.
15.3    Awards Previously Granted. Despite any other provision of this Plan to the contrary, no termination, amendment, suspension, or modification of this Plan shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.
Article 16.
Withholding
The Company or any Affiliate shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any Affiliate, the minimum amount sufficient to satisfy federal, state, and local taxes, domestic or foreign (including the Participant's FICA obligation), required by law or regulation to be withheld with respect to any taxable event arising or as a result of this Plan. The Committee may provide for Participants to satisfy withholding requirements by having the Company withhold Shares or the Participant making such other arrangements, in either case on such conditions as the Committee specifies.

Article 17.
Successors
Any obligations of the Company or an Affiliate under this Plan with respect to Awards granted under this Plan, shall be binding on any successor to the Company or Affiliate, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or Affiliate, as applicable.
Article 18.
General Provisions
18.1    Forfeiture Events. Without limiting in any way the generality of the Committee's power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Committee may specify in an Award Agreement that the Participant's rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment on the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, failure to accept the terms of the Award Agreement, termination of employment or board service under certain or all circumstances, violation of material Company and Affiliate policies, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreement that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and Affiliates.
18.2    Clawback Provision. In addition, in the event that the Company determines it must restate its financial results as reported in a Form 10-K, Form 10-Q or other report filed with the Securities and Exchange Commission to correct an accounting error due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws within three (3) years after the date of the first public issuance or filing of such financial results, the Company will have the right to recover, at the direction of the Committee after it has reviewed the facts and circumstances that led to the requirement for the restatement and the costs and benefits of seeking recovery, any Award granted under this Plan to an Insider and any employee who was subject to the reporting requirements of Section 16 of the Exchange Act on or after the date of this Plan who ceased being an Insider before such restatement (each, a “Covered Officer”), in each case, whose intentional misconduct caused or contributed to the need for the restatement for a fiscal period if a lower award or payment would have been made to the Covered Officer based on the restated financial results. The Committee will determine in its discretion the amount, if any, the Company will seek to recover from the Covered Officer involved. The Company may offset the recoupment amount against current or future incentive and non-incentive compensation and through cancellation of unvested or vested equity awards. In addition, the Committee may, to the extent permitted by law, take other remedial and recovery action, as determined by the Committee. The recoupment of incentive compensation under this Section 18.2 is in addition to any other right or remedy available to the Company, including any other applicable clawback policy or provision.
18.3    Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
18.4    Delivery Of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan before:
(a)    Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(b)    Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
18.5    Investment Representations. The Committee may require each Participant receiving Shares under an Award under this Plan to represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

18.6    Employees or Non-employee Directors Based Outside of The United States. Without limiting in any way the generality of the Committee's powers under this Plan, including but not limited to the power to specify any terms and conditions of an Award consistent with law, in order to comply with the laws in other countries in which the Company or an Affiliate operates or has Employees or Non-employee Directors, the Committee, in its sole discretion, shall have the power and authority, notwithstanding any provision of this Plan to the contrary, to:
(a)    Determine which Affiliates shall be covered by this Plan;
(b)    Determine which Employees or Non-employee Directors outside the United States are eligible to participate in this Plan;
(c)    Modify the terms and conditions of any Award granted to Employees or Non-employee Directors outside the United States to comply with applicable foreign laws;
(d)    Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 18.5 by the Committee shall be attached to this Plan document as appendices; and
(e)    Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Despite the above, the Committee may not take any actions under this Plan and no Awards shall be granted that would violate the Exchange Act, the Code, any securities law, or governing statute or any other applicable law.
18.7    Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis to the extent not prohibited by applicable law or the rules of any stock exchange.
18.8    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or an Affiliate may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken under its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Participant, beneficiary, legal representative, or any other person. Awards shall be general, unsecured obligations of the Company, except that if an Affiliate signs an Award Agreement instead of the Company the Award shall be a general, unsecured obligation of the Affiliate and not any obligation of the Company. To the extent that any individual acquires a right to receive payments from the Company or an Affiliate, such right shall be no greater than the right of an unsecured general creditor of the Company or Affiliate, as applicable. All payments to be made under this Plan shall be paid from the general funds of the Company or Affiliate, as applicable, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan. This Plan is not intended to be subject to ERISA.
18.9    No Fractional Shares. No fractional Shares shall be issued or delivered under this Plan or any Award Agreement. In such an instance, unless the Committee determines otherwise, fractional Shares and any rights thereto shall be forfeited or otherwise eliminated.
18.10    Other Compensation and Benefit Plans. Nothing in this Plan shall be construed to limit the right of the Company or an Affiliate to establish other compensation or benefit plans, programs, policies, or arrangements. Except as may be otherwise specifically stated in any other benefit plan, policy, program, or arrangement, no Award shall be treated as compensation for purposes of calculating a Participant's rights under any such other plan, policy, program, or arrangement.
18.11    No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company's or an Affiliate's right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (ii) to limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

Article 19.
Legal Construction
19.1    Gender And Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
19.2    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
19.3    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company or an Affiliate shall receive the consideration required by law for the issuance of Awards under this Plan.
The inability of the Company or an Affiliate to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's or the Affiliate's counsel to be necessary to the lawful issuance and sale of any Shares under this Plan, shall relieve the Company or Affiliate of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
19.4    Governing Law. This Plan and each Award Agreement shall be governed by the laws of the State of Oklahoma, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.
Article 20.
Vesting Restrictions
Subject to the terms of the Plan and the applicable Award Agreement, all Awards granted hereunder other than SARs or Options shall be subject to a vesting period of at least three years following the date of grant, provided that a vesting period of at least one year following the date of grant is permissible if vesting is conditioned upon the achievement of Performance Goals, and provided, further that any such Award may vest in part prior to the expiration of any vesting period (but in no event prior to the first anniversary of the date of grant), and provided, further, that up to five percent of Shares available for grant under this Plan may be granted without regard to the foregoing requirements.
Article 21.
Section 409A
The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that the Plan be administered in all respects in accordance with Section 409A of the Code. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, in the event that a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following a Participant’s “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”) shall instead be paid or provided on the first business day after the date that is six months following the Participant’s Separation from Service. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days after the date of the Participant’s death.